Exhibit 10.32

AMENDMENT NO. 2 TO

CONVERTIBLE PROMISSORY NOTES

This Second Amendment to Convertible Promissory Notes (this “Amendment”) is made as of January 28, 2015, by and among NanoVibronix, Inc., a Delaware corporation (the “Company”), and the persons who execute this Amendment (the “Majority Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company has certain outstanding Convertible Promissory Notes convertible into shares of Series B-1 Participating Convertible Preferred Stock (as amended from time to time, the “Series B-1 Notes”); and

WHEREAS, the Company and the investors in the Series B-1 Notes are parties to that certain Subscription Agreement for Convertible Promissory Notes, dated November 22, 2011, as amended by that certain Amendment to Subscription Agreement for Convertible Promissory Notes, dated as of February 28, 2014 (the “Subscription Agreement”); and

WHEREAS, pursuant to Section 5.a of the Series B-1 Notes, the Series B-1 Notes may be amended as provided in the Subscription Agreement; and

WHEREAS, pursuant to Section 4.8 of the Subscription Agreement, the Series B-1 Notes may be amended with the written consent of the Company and the holders of a majority of the aggregate then-outstanding principal amount of the Series B-1 Notes and any such amendment shall be binding upon each holder of any Series B-1 Notes at the time outstanding and the Company; and

WHEREAS, the Majority Noteholders hold a majority of the aggregate currently-outstanding principal amount of the Series B-1 Notes; and

WHEREAS, the Company and the Majority Noteholders desire to amend the Series B-1 Notes to provide that the outstanding principal and interest on the Series B-1 Notes will remain convertible following maturity of the Series B-1 Notes;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Section 2(b) of each of the outstanding Series B-1 Notes is hereby deleted and replaced in its entirety with the following:

“b.	If an Issuance Conversion Event or Entity Conversion Event shall occur at any time while any principal or interest on this Note is outstanding, this Note (including accrued but unpaid interest) shall automatically be converted, at the Conversion Price, into shares of Series B-1 Participating Convertible Preferred Stock of the Company, par value $.001 per share.”

2.	Section 2(c) of each of the outstanding Series B-1 Notes is hereby deleted and replaced in its entirety with the following:

“c.	Election to Convert. At any time while any principal or interest on this Note is outstanding, the Investor may elect by written notice to the Company and the surrender of this Note to convert this Note (including accrued but unpaid interest), at the Conversion Price, into shares of Series B-1 Participating Convertible Preferred Stock of the Company, par value $.001 per share.”

3.	This Amendment shall be effective upon its execution by the Company and the Majority Noteholders.

4.	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or by electronic mail (in portable document format (“PDF”)) shall be effective as delivery of a manually executed counterpart of this Amendment.

5.	This Amendment shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first written above.

NANOVIBRONIX, INC.

By:	/s/ William Stern, Ph.D.
Name: William Stern, Ph.D.
Title: Chief Executive Officer

HOLDERS

/s/ CollabRx, Inc. (f/k/a Tegal Corp.)

/s/ Globis International Investments, LLC

/s/ Globis Capital Partners, LP

/s/ Globis Overseas Fund, Ltd.

/s/ Harold Jacob